Exhibit 18.1

Interpool, Inc.
211 College Road East
Princeton, New Jersey 08540

Ladies and Gentlemen:

We have audited the consolidated balance sheets of Interpool, Inc. (the “Company”) as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2002, and have reported thereon under date of January 9, 2004. As discussed in Note 2 to the financial statements, the Company has restated its consolidated balance sheet as of December 31, 2001, and the related statements of income, changes in stockholders’ equity and cash flows for each of the years in the two year period ended December 31, 2001, which consolidated financial statements were previously audited by other auditors who have ceased operations. The aforementioned consolidated financial statements and our audit report thereon are included in the Company's annual report on Form 10-K for the year ended December 31, 2002. As stated in Note 11 to those financial statements, the Company changed as of January 1, 2000, its method of accounting for its maintenance and repairs expenses from the accrual in advance method to the direct expense method and states that the newly adopted accounting principle is preferable in the circumstances because maintenance and repairs expense is not recorded until the services are performed, and, accordingly, the direct expense method eliminates significant estimates and judgments inherent under the accrual in advance method. In accordance with your request, we have reviewed and discussed with Company officials the circumstances, business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

KPMG LLP,
New York, New York
January 9, 2004